AGREEMENT TO TENDER

Dated as of March 13, 2011

WHEREAS, TPG Specialty Lending, Inc. (the “Company”) issued 1,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) to Tarrant Advisors, Inc. (“Tarrant”) on December 21, 2010 at $1.00 per share, for an aggregate purchase price of $1,000;

WHEREAS, as of the date of this Agreement to Tender (the “Agreement”), Tarrant is the sole holder of Common Stock;

WHEREAS, the Company desires to purchase substantially all of the Common Stock held by Tarrant in order not to dilute its future investors;

WHEREAS, pursuant to its resolutions dated March 8, 2011 (the “Resolutions”), the Board of Directors of Company authorized certain of its executive officers to take all actions as may be necessary or advisable in order to carry into effect the intent of the Resolutions, or to consummate the various transactions contemplated thereby;

NOW, THEREFORE, by executing this Agreement, the undersigned hereby agree to the following:

(1)
Redemption by Tarrant.  Tarrant, as the sole shareholder of the Company, hereby agrees to tender, and the Company agrees to purchase, 999 shares of Common Stock at $1.00 per share, for an aggregate purchase price of $999, effective as of the date to be determined by the Company (the Redemption Date”); provided that the Company provide Tarrant with at least two business days’ notice prior to the Redemption Date.

(2)
Representations and Warranties.  Each of Tarrant and the Company represents and warrants that it has the requisite power and authority to enter into this Agreement and that this Agreement constitutes a legal, valid and binding obligation of such party.

(3)
Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles thereof regarding conflicts of law.

(4)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

TPG SPECIALTY LENDING, INC.

By:  /s/ Ronald Cami

Name:  Ronald Cami

Title:   Vice President

TARRANT ADVISORS, INC.

By:  /s/ Ronald Cami

Name:  Ronald Cami

Title:   Vice President